1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Fourth Successful Well at Flatrock and
Updates Gulf of Mexico Exploration Activities

NEW ORLEANS, LA, June 12, 2008 – McMoRan Exploration Co. (NYSE: MMR) today announced its fourth successful well at the Flatrock field located on OCS 310 at South Marsh Island Block 212 in ten feet of water at the Flatrock No. 4 (“C” location).

The Flatrock No. 4 (“C” location) infill development well, which commenced drilling on April 9, 2008, is located between the Flatrock No. 1 discovery and the Flatrock No. 2 wells. The No. 4 well has been drilled to 15,315 feet and log-while-drilling tools have indicated hydrocarbon bearing sands in the proven hydrocarbon column in the Rob-L section approximating 135 net feet over a total approximate 246 foot gross interval. The well will be deepened to a proposed total depth of 18,500 feet to evaluate additional targets in the Rob-L and Operc sections.

The Flatrock No. 3 delineation well has been drilled to 18,587 feet and the well will be completed in the Operc section.  As previously announced, wireline logs confirmed that the well encountered a total of 256 net feet of hydrocarbon pay.

As previously announced, McMoRan has drilled two additional successful wells in the Flatrock area.  The initial discovery well came online in January 2008 at a gross rate of 50 MMcfe/d (~12 MMcfe/d net to McMoRan).  The Flatrock No. 2 well was tested in a Rob-L sand at a gross rate of 114 MMcfe/d (21.4 MMcfe/d net to McMoRan) and is expected to commence production mid-year 2008.

The Mound Point East exploratory well on Louisiana State Lease 340 commenced drilling on March 31, 2008 and was drilled to 17,000 feet before encountering mechanical problems.  By-pass operations are under way.  The well has a proposed total depth of 18,050 feet and is targeting Operc sands in the middle-Miocene.  Mound Point East is located in less than 10 feet of water approximately 10 miles east of the Flatrock field.  McMoRan is targeting deep geologic features in the Mound Point area similar to those discovered in the Flatrock field.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340). McMoRan has made several discoveries in this important area, including Flatrock, Hurricane, Hurricane Deep, JB Mountain, and Mound Point. McMoRan has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in the Flatrock field and a 32.5 percent working interest and a 23.2 percent net revenue interest in Mound Point East.  Plains Exploration & Production Company (NYSE: PXP) has a 30.0 percent working interest in the Flatrock field and a 43.4 percent working interest in Mound Point East.

The South Timbalier Block 168 No. 1 wellbore, formerly known as the Blackbeard West No. 1 ultra-deep exploratory well, has been drilled to 31,943 feet.  McMoRan has set casing and plans to deepen the well to evaluate the primary targets.  McMoRan will apply with the Minerals

Management Service to re-permit the well to a depth of 35,000 feet.  McMoRan operates the well and owns a 32.3 percent working interest.  Other owners include PXP with a 35 percent working interest and Energy XXI (NASDAQ: EXXI) with a 20 percent working interest.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of a multifaceted energy facility at the MEPH™, including the potential development of a facility to receive and process liquefied natural gas and store and distribute natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding oil and gas exploration. Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2007 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

#     #     #